EXHIBIT 5

FAEGRE BAKER DANIELS LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Telephone 612-766-7000
Fax 612-766-1600

July 29, 2014
Capella Education Company
225 South 6th Street, 9th Floor
Minneapolis, Minnesota 55402
In connection with the proposed registration under the Securities Act of 1933, as amended (the “Act”), of 1,310,888 shares of Common Stock of Capella Education Company, a Minnesota corporation (the “Company”), offered and to be offered pursuant to the Capella Education Company 2014 Equity Incentive Plan (the “Plan”), we have examined the Company’s Amended and Restated Articles of Incorporation, its Second Amended and Restated By-Laws and such other documents, including the Registration Statement on Form S-8 of even date herewith, to be filed with the Securities and Exchange Commission (the “Commission”) relating to such shares (the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion.
Accordingly, based upon the foregoing, we are of the opinion that:
1.    The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan.

2.    The shares which may be issued pursuant to the Plan will be, upon issuance in accordance with the Plan, validly issued and outstanding and fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

FAEGRE BAKER DANIELS LLP

/s/ Amy C. Seidel
Amy C. Seidel
Partner